Exhibit 99.7

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

FORM OF Performance Stock Unit Award
Grant Notice

1.	Name of Participant:	[●]
2.	Grant Date of the PSUs (the “Grant Date”):	[●]
3.	Target Number of PSUs:	[●]
4.	Maximum Number of PSUs:	[●]
5.	Performance Period:	The period commencing on [________] and ending on [_________] (subject to Section 5 of the Performance Stock Unit Agreement (the “Performance Period”)).
6.	Performance Conditions:	The number of PSUs the Participant may earn and that may vest in accordance with the Vesting Schedule will depend upon the Relative TSR (as defined in the Performance Stock Unit Agreement) and will be determined in accordance with Section 2 of the Performance Stock Unit Agreement.
7.	Vesting Schedule:	Subject to Sections 4 and 5 of the Performance Stock Unit Agreement and the terms of the Plan, the Eligible PSUs (as defined in the Performance Stock Unit Agreement) vest on the date the Relative TSR is determined by the Administrator following the end of the Performance Period (the “Vesting Date”), subject to the Participant’s continued Service Relationship through the Vesting Date.

Any terms used and not defined herein have the meanings ascribed to such terms in the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it has been and may be amended and/or restated from time to time, the “Plan”) or in the Performance Stock Unit Agreement.

By signing this Grant Notice or by electronic acknowledgment of this Grant Notice, the Participant acknowledges receipt of and agrees to all the terms and conditions described in this Performance Stock Unit Award Grant Notice, the attached Performance Stock Unit Agreement, and the Plan. The Participant acknowledges that the Participant has carefully reviewed the Plan and agrees that the Plan will control in the event any provision of the Agreement is inconsistent with the Plan.

MADRIGAL PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

ATTACHMENT: Performance Stock Unit Agreement

2

MADRIGAL PHARMACEUTICALS, INC.
2026 STOCK PLAN

PERFORMANCE STOCK UNIT AGREEMENT

This PERFORMANCE STOCK UNIT AGREEMENT (the “Agreement”) is made as of the “Grant Date” set forth in the Performance Stock Unit Award Grant Notice (“Grant Notice”) between MADRIGAL PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, and the individual whose name appears on the Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (as it has been and may be amended and/or restated from time to time, the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors, and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant performance stock units (“PSUs”) related to the Company’s common stock, $0.0001 par value per share (“Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Grant of Award. The Company hereby grants to the Participant a Restricted Stock Unit Award for the target number of PSUs set forth in the Grant Notice (the “Award”). Each PSU represents a contingent entitlement of the Participant to receive one share of Stock, on the terms and conditions and subject to all the limitations set forth herein, in the Grant Notice, and in the Plan, which are incorporated herein by reference.

2.	Performance Conditions.

(a)	General. The number of PSUs earned by the Participant (“Eligible PSUs”) will depend upon the total stockholder return (“TSR”) of the Company during the Performance Period (the “Company TSR”) relative to the TSRs of the Indexed Companies during the Performance Period (each, an “Indexed Company TSR”). The “Index” means [__________________________]. “Indexed Companies” means the companies (other than the Company) that are in the Index as of the beginning of the Performance Period and whose securities are actively traded on a nationally recognized stock exchange as of the end of the Performance Period (regardless of whether such companies remain in the Index at the end of the Performance Period). The actual number of PSUs that are earned and vest on the Vesting Date shall be determined as follows:

(b)	Relative TSR Calculation. Except as provided under Section 5 below, the “Relative TSR” will be determined as follows:

Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the last thirty (30) market trading days prior to the commencement of the Performance Period (each, a “Beginning Price”). For this purpose, the value of dividends and other distributions (the ex-dividend date for which occurs during the thirty (30)-market-trading-day measurement period) shall be added to, and included in, the Beginning Price, determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date. The Beginning Price shall be adjusted appropriately to reflect any changes in the capitalization of the Company or an Indexed Company, as the case may be, during such thirty (30) market trading day measurement period.

Step 2: Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive market trading days ending on the last trading day of the Performance Period (each, an “Ending Price”). For this purpose, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) shall be added to, and included in, the Ending Price, determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date. The Ending Price shall be adjusted appropriately to reflect any changes in the capitalization of the Company or an Indexed Company, as the case may be, during the Performance Period.

Step 3: Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) rounded to two decimal places (applying standard rounding principles).

Step 4: Calculate the Company TSR percentile ranking among the Indexed Company TSRs (the “Relative TSR”) by ranking the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).

(c)	Eligible PSU Calculation. Based on the Relative TSR, the number of Eligible PSUs will be the product of (x) the Applicable Percentage (as defined below) multiplied by (y) the Target Number of PSUs, with the number of resulting shares rounded to the nearest whole share (applying standard rounding principles).

The “Applicable Percentage” will be determined as follows:

Relative TSR	Applicable Percentage
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
90th Percentile	200%

If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the percentile thresholds set forth above, the Applicable Percentage will be determined based on a linear interpolation between the corresponding Applicable Percentages for such thresholds. Notwithstanding the foregoing, the Applicable Percentage may not exceed 100% if the Company TSR is less than zero.

All determinations regarding the Beginning Price, the Ending Price, the Company TSR, the Indexed Company TSRs, the Relative TSR, and the Applicable Percentage will be made by the Administrator in its sole discretion and all such determinations will be final and binding on all parties.

(d)	Example (for illustration purposes only). If (i) the Company TSR ranks among the Indexed Company TSRs at the 70th percentile and (ii) the Company TSR is greater than or equal to zero, then 150% of the Target Number of PSUs would be Eligible PSUs and would be eligible to vest on the Vesting Date.

3.	Vesting Schedule. Except as set forth in Section 5, the PSUs that become Eligible PSUs in accordance with Section 2 of this Agreement will vest on the Vesting Date, subject to the Participant’s continuous Service Relationship through the Vesting Date.

4.	Termination of Service Relationship. Except as otherwise set forth in this Agreement, or a separate written agreement between the Participant and the Company entered into after the date of this Agreement, if the Participant’s Service Relationship ceases (“Termination”) for any reason, then all then-unvested PSUs shall automatically and immediately be forfeited to the Company as of such Termination, and this Agreement and the Grant Notice shall automatically and immediately terminate and be of no further force or effect.

5.	Change of Control. In the event that a Change of Control occurs during the Performance Period, the Performance Period shall be deemed to end upon the date of the Change of Control for purposes of determining the Ending Price for the Company and each Indexed Company, the Company TSR, the Indexed Company TSRs, and the Relative TSR (such shortened Performance Period, the “CIC-Adjusted Performance Period”), and any references to the “Performance Period” under Section 2(b) will refer to the “CIC-Adjusted Performance Period.” The number of PSUs that become Eligible PSUs will be determined in accordance with Sections 2(b) and (c). The Participant shall vest in 100% of the number of Eligible PSUs determined in accordance with this Section 5 on the last day of the originally scheduled Performance Period set forth in the Grant Notice, subject to the Participant continued Service Relationship through such date. Following a Change of Control, the PSUs that become Eligible PSUs pursuant to this Section 5 will be subject to any vesting acceleration provisions set forth in any Severance and Change of Control Agreement between the Participant and the Company or an Affiliate.

6.	Delivery of Award; Evidence of Issuance. Delivery of the shares of Stock represented by the Participant’s vested PSUs shall be made as soon as practicable after the Vesting Date and, in any event, by no later than the earlier of (i) sixty (60) days following the Vesting Date and (ii) March 15th of the year following the year in which the Performance Period ends. The issuance of the shares of Stock represented by the Participant’s vested PSUs shall be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

7.	Prohibitions on Transfer and Sale. This Award (including any additional PSUs received by the Participant as a result of stock dividends, stock splits, or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant, other than by will or by the laws of descent and distribution. Except as provided in the previous sentence, the shares of Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon this Award, shall be null and void.

8.	Adjustments. The Plan contains provisions covering the treatment of PSUs and shares of Stock in a number of contingencies, such as stock splits and Corporate Transactions. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

9.	Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Stock shall be made in accordance with the requirements of the Securities Act. The Company currently has an effective registration statement on file with the United States Securities and Exchange Commission with respect to the shares of Stock to be granted hereunder. Despite registration, applicable securities laws may restrict the ability of the Participant to sell the Participant’s shares of Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the shares of Stock or permit the resale of any shares of Stock if such issuance or resale would violate any applicable securities law, rule, or regulation.

10.	Rights as a Stockholder. The Participant shall have no rights as a stockholder, including voting and dividend rights, with respect to the PSUs subject to this Agreement, unless and until shares of Stock represented by the Participant’s vested PSUs have been issued to the Participant and either a certificate evidencing the shares of Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to shares of Stock represented by the Participant’s vested PSUs shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before the Participant’s certificate is issued or an appropriate book entry is made, except as otherwise described in the Plan.

11.	Incorporation of the Plan; Clawback. The Participant specifically understands and agrees that the PSUs and the shares of Stock to be issued under the Agreement will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges the Participant has received, has read, and understands and by which Plan the Participant agrees to be bound. The provisions of the Plan are incorporated herein by reference. In addition, the PSUs (and any compensation paid or shares of Stock issued pursuant to this Agreement) are subject to recoupment in accordance with The Sarbanes-Oxley Act, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, including the Company’s Incentive Compensation Recovery Policy, as may be amended from time to time (the “Clawback Policy”), and any other compensation recovery policy adopted by the Company otherwise required by applicable law. The Participant acknowledges that the Participant has reviewed, and is bound by the terms of, the Clawback Policy. No recovery of compensation under such a clawback policy or applicable law will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar terms) under any agreement between the Participant and the Company or any Affiliate.

12.	Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. In the event that the Company or an Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs, or the delivery of shares of Stock with respect to this Award, the Company or any Affiliate, subject to the proviso below, will have the right to withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, fractional shares of Stock will not be retained to satisfy any portion of the Company’s withholding obligation (such process, “Net Settlement”); provided, however, subject to the terms of the Company’s Insider Trading Policy, the Administrator shall have the discretion to override Net Settlement, (i) provided ninety (90) days’ advance notice is given prior to the Vesting Date from the Company to the Participant, in which case such withholding shall be through a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby the Participant irrevocably elects to sell a portion of the shares of Stock to be delivered in connection with the PSUs to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate (“Sell to Cover”) or (ii)(A) in lieu of withholding (under Net Settlement) or selling (under Sell to Cover) a fractional vested share of Stock or (B) in connection with withholding obligations arising outside the ordinary course, such as outside the regular Vesting Date of the PSUs, and in which case such withholding may be through deduction from payments of any kind otherwise due to the Participant.

The Participant hereby (i) agrees that the Company or any Affiliate shall be entitled to use the foregoing methods to recover such taxes and (ii) acknowledges that, absent further action by the Administrator, in the event that the Company or an Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs, or the delivery of shares of Stock with respect to this Award, the Company or any Affiliate will utilize Net Settlement.

The Participant further agrees that the Administrator may, as it reasonably considers necessary, amend or vary this Agreement due to changes in tax laws to facilitate such recovery of taxes.

13.	Participant Acknowledgements and Authorizations. The Participant hereby acknowledges the following:

(a)	Neither the Company nor any Affiliate is, by the Plan or this Award, obligated to continue the Participant as an employee, director, or Consultant of the Company or an Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between the Participant and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate the Participant’s Service Relationship at any time and for any reason.

(b)	The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c)	The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards, or any other benefits in the future.

(d)	The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions, and the purchase price, if any.

(e)	The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, agreement, or arrangement. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments. The future value of the shares of Stock is unknown and cannot be predicted with certainty.

(f)	The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

(g)	The obligation of the Company to deliver shares of Stock pursuant to this Award constitutes an unfunded and unsecured obligation of the Company. Until shares of Stock are delivered, the Participant shall have no rights under this Agreement or the Plan, other than those of a general unsecured creditor of the Company. No assets of the Company shall be set aside for the settlement of the PSUs.

14.	Notices. By accepting the Award, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees or other service providers.

15.	Assignment and Successors.

(a)	This Agreement is personal to the Participant and, without the prior written approval of the Administrator, shall not be assignable by the Participant, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives and beneficiaries.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Pennsylvania and agree that such litigation shall be conducted in the state courts of the Commonwealth of Pennsylvania or the federal courts of the United States for the Eastern District of Pennsylvania.

17.	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality, and enforceability of the rest of this Agreement shall not be affected thereby.

18.	Entire Agreement. This Agreement, together with the Grant Notice and the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation any offer letter provision related to the subject matter hereof. No statement, representation, warranty, covenant, or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change, or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

19.	Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.	Code Section 409A. The Award of PSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A as a “short-term deferral” within the meaning of Section 409A and, to the maximum extent permitted, shall be construed accordingly. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, the Administrator, or any of their respective agents or delegates will have any obligation to take any action to prevent the assessment of any tax or penalty on the Participant under Section 409A, and none of the Company, its Affiliates, the Board, the Administrator, or any of their respective agents or delegates will have any liability to the Participant or any other person for such tax or penalty.

To the extent that the PSUs constitute “deferred compensation” under Section 409A, a Termination shall be deemed to occur only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of the Participant’s “separation from service,” (i) the Participant is a “specified employee” within the meaning of Section 409A (and as applied according to procedures of the Company and its Affiliates) and (ii) the Administrator makes a good faith determination that an amount payable under this Agreement on account of the Participant’s separation from service constitutes non-qualified deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon the Participant’s death, if earlier), without interest. Each installment of PSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

21.	Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Restricted Stock Units and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

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